Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 and the Application for Conversion on Form FR MM-AC of our report dated March 30, 2020, appearing in the Registration Statement and the Application for Conversion relating to the consolidated financial statements of Community First Bancshares, Inc. We also consent to the reference to our firm under the heading “Experts” and “Legal and Tax Matters” in such Registration Statement and the Application for Conversion.

/s/ Wipfli LLP

Atlanta, Georgia

September 11, 2020